Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS SECOND QUARTER 2011 RESULTS

•	Revenue for the quarter grew 10% to $1,396 million, up 5% in constant currency

•	Adjusted EBITDA for the quarter grew 11% to $386 million, up 7% in constant currency

•	Adjusted Net Income for the quarter increased to $155 million from $68 million

New York, USA – July 28, 2011 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of insights and analytics into what consumers buy and watch, today announced financial results for the second quarter ended June 30, 2011.

“Nielsen’s second quarter results reflect solid operating and financial performance across the company” said David Calhoun, Chief Executive Officer of Nielsen. “We continue to see robust growth driven by our investments in developing markets, and are pleased with progress on key initiatives that benefit our clients and enrich our understanding of what consumers buy and watch on a global basis.”

Second Quarter 2011 Operating Results

Revenues for the second quarter increased 10% to $1,396 million, or 5% on a constant currency basis compared to the second quarter of 2010. These increases were driven by a 14% increase within our Buy segment (7% on a constant currency basis) and a 4% increase within our Watch segment (1% on a constant currency basis). Revenues within our Expositions segment were flat year over year.

Adjusted EBITDA for the second quarter increased 11% to $386 million, or 7% on a constant currency basis compared to the second quarter of 2010. Net income for the second quarter was $69 million compared to $74 million of net income in the second quarter of 2010. Adjusted Net Income for the second quarter increased to $155 million compared to $68 million in the second quarter of 2010.

Six Months Ended June 2011 Operating Results

Revenues for the first half of 2011 increased 9% to $2,698 million, or 6% on a constant currency basis compared to the first half of 2010. These increases were driven by a 12% increase within our Buy segment (8% on a constant currency basis), a 5% increase within our Watch segment (3% on a constant currency basis), and an 8% increase in our Expositions segment.

Adjusted EBITDA for the first half of 2011 increased 11% to $706 million, or 8% on a constant currency basis compared to the first half of 2010. Net loss for the first half of 2011 was $112 million compared to $117 million of net income for the first half of 2010. The 2011 first half results included charges associated with the IPO of $206 million, net of tax of $127 million. Adjusted Net Income for the first half of 2011 increased to $219 million compared to $84 million in the first half of 2010.

Financial Position

As of June 30, 2011, cash balances were $374 million and gross debt was $6,900 million, excluding the $288 million mandatory convertible subordinated bonds due 2013. Net debt at the end of the second quarter was $6,526 million and our net debt leverage ratio was 4.4x. Capital expenditures were $142 million for the first half of 2011, compared with $146 million in the prior year period.

Conference Call and Webcast

Nielsen will hold a conference call to discuss second quarter results at 8:00 a.m. U.S. Eastern Time (ET) on July 28, 2011. The call will be webcast live at http://ir.nielsen.com and an archive will be available on the website after the call. A presentation will be posted on the Investor Relations website that provides summary information for the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Results of Operations—(Three and Six Months Ended June 30, 2011 and 2010)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2011	2010	2011	2010
Revenues	$1,396	$1,270	$2,698	$2,466

Cost of revenues	570	528	1,119	1,048
Selling, general and administrative expenses	450	405	993	805
Depreciation and amortization	135	136	271	277
Restructuring charges	23	19	46	22

Operating income	218	182	269	314

Interest income	2	1	3	2
Interest expense	(114)	(160)	(254)	(322)
Loss on derivative instruments	—	(2)	(1)	(12)
Foreign currency exchange transaction (losses)/gains, net	(10)	67	(3)	146
Other income/(expense), net	9	—	(221)	9

Income/(loss) from continuing operations before income taxes and equity in net income of affiliates	105	88	(207)	137
(Provision)/benefit for income taxes	(39)	(13)	95	(12)
Equity in net income of affiliates	3	2	1	—

Income/(loss) from continuing operations	69	77	(111)	125
Loss from discontinued operations, net of tax	—	(3)	(1)	(8)

Net income/(loss)	69	74	(112)	117
Net income attributable to noncontrolling interests	—	—	1	1

Net income/(loss) attributable to Nielsen stockholders	$69	$74	$(113)	$116

Net income/(loss) per share of common stock, basic and diluted
Income/(loss) from continuing operations	$0.19	$0.28	$(0.33)	$0.45
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.03)

Net income/(loss) attributable to Nielsen stockholders	$0.19	$0.27	$(0.33)	$0.42

Weighted-average shares of common stock outstanding, basic	358,792,103	276,748,497	345,100,814	276,453,035
Dilutive shares of common stock from stock compensation plans	5,411,316	2,836,861	—	2,661,524

Weighted-average shares of common stock outstanding, diluted	364,203,419	279,585,358	345,100,814	279,114,559

Certain Non-GAAP Measures

We consistently use the below non-GAAP financial measures to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other performance measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use Adjusted EBITDA to consistently measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted net income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted net income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted net income and Adjusted net income per share of common stock are not presentations made in accordance with GAAP, and our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The below table presents a reconciliation from net income/(loss) to Adjusted EBITDA and Adjusted net income and a reconciliation from weighted-average shares outstanding on a GAAP basis to dilutive shares outstanding for the three and six months ended June 30, 2011 and 2010, respectively:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2011	2010	2011	2010
Net income/(loss)	$69	$74	$(112)	$117
Loss from discontinued operations, net of tax	—	3	1	8
Interest expense, net	112	159	251	320
Provision/(benefit) for income taxes	39	13	(95)	12
Depreciation and amortization	135	136	271	277

EBITDA	355	385	316	734
Equity in net income of affiliates	(3)	(2)	(1)	—
Other non-operating expense/(income), net	1	(65)	225	(143)
Restructuring charges	23	19	46	22
Stock-based compensation expense	6	4	10	9
Other items(a)	4	7	110	16

Adjusted EBITDA	386	348	706	638
Interest expense, net	(112)	(159)	(251)	(320)
Depreciation and amortization	(135)	(136)	(271)	(277)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	49	56	99	116
Cash paid for income taxes	(32)	(37)	(63)	(64)
Stock-based compensation expense	(6)	(4)	(10)	(9)
Interest expense attributable to mandatory convertible bonds	5	—	9	—

Adjusted net income	$155	$68	$219	$84

Adjusted net income per share of common stock, diluted	$0.41	$0.24	$0.61	$0.30

Weighted-average shares of common stock outstanding, basic	358,792,103	276,748,497	345,100,814	276,453,035
Dilutive shares of common stock from stock compensation plans	5,411,316	2,836,861	4,999,486	2,661,524
Shares of common stock convertible associated with the mandatory convertible bonds	10,416,700	—	8,704,129	—

Weighted-average shares of common stock outstanding, diluted	374,620,119	279,585,358	358,804,429	279,114,559

(a)	Other items primarily consist of Sponsor Advisory Fees (including termination payments of $102 million for the six months ended June 30, 2011), costs related to our initial public offering and other deal related fees.

Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are not presentations made in accordance with GAAP, and our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. The calculation of the net debt leverage ratio as of June 30, 2011 is as follows:

(IN MILLIONS)
Total indebtedness as of June 30, 2011	$7,188
Less: mandatory convertible subordinated bonds due 2013	288
Gross debt as of June 30, 2011	6,900
Less: cash and cash equivalents as of June 30, 2011	374

Net debt as of June 30, 2011	$6,526
Adjusted EBITDA for the year ended December 31, 2010	$1,411
Less: adjusted EBITDA for the six months ended June 30, 2010	638
Add: adjusted EBITDA for the six months ended June 30, 2011	706

Adjusted EBITDA for the twelve months ended June 30, 2011	$1,479
Net debt leverage ratio	4.4x